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                                                                Exhibit 23-a


CONSENT OF MORGAN STANLEY & CO. INCORPORATED

October 28, 1996

New Rockwell International Corporation
2201 Seal Beach Blvd.
Seal Beach, California 90740

The Boeing Company
7755 East Marginal Way South
Seattle, Washington 98108

Dear Sirs:

        We hereby consent to the inclusion in both the Registration Statement of New Rockwell International Corporation ("New Rockwell") on Form S-4, with respect to the shares of Common Stock, par value $1 per share, and Class A Common Stock, par value $1 per share, of New Rockwell (including the associated Preferred Share Purchase Rights), and the Registration Statement of The Boeing Company ("Boeing") on Form S-4, with respect to the shares of Common Stock, $5.00 par value, of Boeing (including the associated Preferred Stock Purchase Rights), of our opinion letter appearing as Annex I to the Proxy Statement-Prospectus which is a part of the Registration Statements, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statements within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED